Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Don Von Hagen (media) - +1 336-436-8263
Media@labcorp.com

Cheeriodicals
Mary Martha Parisher
205-677-2069
mparisher@cheeriodicals.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Partners with Cheeriodicals through Community Service Campaign to Florida Hospital Memorial Medical Center and Halifax Health Medical Center
Daytona, Fla., March 5, 2018 - As part of a community service campaign, an enthusiastic group of LabCorp employees teamed up with Cheeriodicals to assemble and deliver 128 big green boxes to children patients at Florida Hospital Memorial Medical Center and Halifax Health Medical Center during a “Cheeriodicals Day” event held last week. Cheeriodicals are “big green boxes of cheer” made up of age-appropriate magazines and activity books, room decorations, puzzles, stickers and games for the children to enjoy.
Nearly 150 employees from LabCorp volunteered their time to assemble the one-of-a-kind children’s gift boxes.
"We're thrilled to deliver smiles to these hospitals today," said Gary Parisher, president of Cheeriodicals. "This is the second time we have partnered with this team from LabCorp to make a measurable impact on hospitalized children and their families. Their team exemplifies what giving back is all about.”
After a special delivery to the hospital, free of charge by Two Men and a Truck Daytona, the LabCorp team and Cheeriodicals began distributing the big green boxes of cheer to patients and families at the hospital, helping to make a lasting impact on everyone involved.
“Halifax Health is thankful for the generosity shown today to our patients and their families by LabCorp and Cheeriodicals.  These amazing big green gift boxes will help to make the stays of the children we care for a more pleasant experience,” said Amy Christie, pediatrics nurse manager for Halifax Health.
“Florida Hospital Memorial Medical Center is pleased to have LabCorp donate the big green boxes of cheer to our pediatric patients,” said Becky Vernon, Regional Director of Women & Children’s Services. “We sincerely appreciate LabCorp sponsoring this community effort and helping to provide the children in our hospital with an enjoyable experience.”
“LabCorp is extremely pleased to be a part of this meaningful community service campaign with Cheeriodicals, where our employees donated their time to bring joy to many children and their families,” said Gary Huff, chief executive officer of LabCorp Diagnostics. “LabCorp works every day with healthcare providers such as Florida Hospital Memorial Medical Center and Halifax Health - Children’s Medical Center and their patients to improve health and improve lives. Today’s event brought smiles to many faces and gave our dedicated employees a chance to support young patients and their families in a very different, and incredibly fulfilling, way.”
Cheeriodicals Day is catching on across the country. Cheeriodicals has worked with children's hospitals on Cheeriodicals Days in dozens of markets nationwide including: Phoenix, Birmingham, Cincinnati, Chicago, Las Vegas, Minneapolis, Fort Lauderdale, Columbus, New York and Omaha. The company has plans to continue working with corporate sponsors to bring cheer to children's hospitals throughout the country.
About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

This press release contains forward-looking statements about the Company’s future operations. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
About Cheeriodicals
Cheeriodicals is a national corporate team building and corporate gifting company. The mission of Cheeriodicals is to conduct philanthropic team building events “that matter” by helping its corporate partners generate lasting impact in their communities. These charitable events primarily benefit children’s and Veterans hospitals across the United States and Canada. Cheeriodicals additionally provides opportunities for corporate clients to continue making an impact through offering a variety of “cheer up” gifting options. For more information about Cheeriodicals, visit www.boxesofcheer.com, or follow Cheeriodicals on Twitter and Facebook.
About Florida Hospital Memorial Medical Center
Florida Hospital Memorial Medical Center is a member of Adventist Health System, a faith-based health care organization with 45 hospital campuses and 8,200 licensed beds in nine states, serving more than 5 million patients annually. With a mission to extend the healing ministry of Christ, Florida Hospital Memorial Medical Center includes the 327-bed facility in Daytona Beach, as well as Florida Hospital Oceanside with 80 beds in Ormond Beach. Florida Hospital Memorial Medical Center and Florida Hospital Oceanside are two of the seven Florida Hospitals in Flagler, Lake and Volusia counties that composes the Florida Hospital Central Florida Division - North Region. As the largest hospital system in the area, the Florida Hospital Central Florida Division - North Region has 1,226 beds and more than 7,800 employees. For more information about Florida Hospital Memorial Medical Center, visit www.floridahospitalmemorial.org.
About Halifax Health
Recognized by The Joint Commission as a Top Performer on Key Quality Measures, Halifax Health serves Volusia and Flagler counties, providing a continuum of healthcare services through a network of organizations including a tertiary hospital, community hospital, freestanding emergency department, an urgent care, psychiatric services, a cancer treatment center with five outreach locations, the area’s largest hospice, a center for inpatient rehabilitation, primary care walk-in clinics, a walk-in clinic specializing in women’s health, a pediatric care community clinic, three children’s medical practices, a home healthcare agency, and an exclusive provider organization.  Halifax Health offers the area’s only Level II Trauma Center, Comprehensive Stroke Center, Pediatric Intensive Care Unit, Pediatric Emergency Department, Child and Adolescent Behavioral Services, complete Neurosurgical Services, OB Emergency Department and Level II Neonatal Intensive Care Unit that cares for babies born as early as 28 weeks.  For more information, visit halifaxhealth.org